Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is dated as of July 26, 2006, between Pocahontas Bancorp, Inc. (“PFSL”), a savings and loan holding company with principal offices in Jonesboro, Arkansas, and IBERIABANK Corporation (“IBKC”), a bank holding company with principal offices in Lafayette, Louisiana.

RECITALS

1. The Board of Directors of each party hereto believes that the transactions described in this Agreement are in the best interests of such party and its stockholders.

2. By virtue of the reorganization that is effectuated by this Agreement, PFSL will be merged with and into IBERIABANK Acquisition Corporation (“IBAC”), a wholly-owned subsidiary of IBKC (the “Merger”), and except as provided in this Agreement, the then outstanding shares of PFSL Common Stock will be converted into shares of IBKC Common Stock, with cash paid in lieu of fractional shares.

3. The Merger is subject to prior stockholder and regulatory approvals and the prior satisfaction of certain other conditions set forth in this Agreement.

4. The parties hereto intend that the reorganization contemplated by this Agreement qualify for federal income tax purposes as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

SECTION I.

DEFINITIONS

Except as may otherwise be provided in this Agreement, the capitalized terms set forth below shall have the following respective meanings, in their singular or plural forms as applicable:

1. “Acquisition Proposal” – shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the capital stock or assets of, share exchange, or other business combination involving the acquisition of PFSL or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, PFSL or any of its Subsidiaries, or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the transactions contemplated under this Agreement.

2. “Agreement” – this Agreement and Plan of Merger, including any amendment hereto.

3. “BCL” – the Louisiana Business Corporation Law.

4. “BHC Act” – the federal Bank Holding Company Act of 1956.

5. “Business Day” – Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the states of Louisiana and/or Arkansas are authorized or obligated to close.

6. “Certificates” – the certificates representing shares of PFSL Common Stock on or prior to the Effective Date.

7. “Closing” – the closing of the transactions contemplated hereunder as described in Section 3.1 of this Agreement.

8. “Code”– the Internal Revenue Code of 1986, as amended.

9. “DGCL” – the Delaware General Corporation Law.

10. “Effective Date” – the date and time at which the Merger becomes effective, as described in Section 3.2 of this Agreement.

11. “ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

12. “Exchange Agent” – IBKC’s stock transfer agent or such other third party experienced in the stock transfer business reasonably acceptable to PFSL which shall act as the exchange agent pursuant to Section 2.2(f) hereof.

13. “Exchange Ratio” – .2781 shares of IBKC Common Stock.

14. “FCB” – First Community Bank, a federal savings and loan association and a wholly owned subsidiary of PFSL.

15. “Federal Reserve” – the Board of Governors of the Federal Reserve System.

16. “Financial Statements” – (i) the audited consolidated balance sheets (including related notes and schedules, if any) of a Warrantor, as of December 31, 2005 and 2004 with respect to IBKC and as of September 30, 2005 and 2004 with respect to PFSL, and the related consolidated statements of income (or statements of income and comprehensive income), changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the respective years then ended, and (ii) the unaudited consolidated balance sheets of such Warrantor (including related notes and schedules, if any) and related consolidated statements of income (or statements of income and comprehensive income), changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) with respect to the quarterly periods ended subsequent thereto.

17. “GAAP” – generally accepted accounting principles in the United States of America.

18. “IBERIABANK” – IBERIABANK, a Louisiana banking corporation and a wholly owned subsidiary of IBKC.

19. “IBAC” – IBERIABANK Acquisition Corporation, a Louisiana corporation and a wholly owned subsidiary of IBKC.

20. “IBKC” – IBERIABANK Corporation, a Louisiana corporation.

21. “IBKC Common Stock” – the common stock, par value $1.00 per share, of IBKC.

22. “Material Adverse Effect” – with respect to a Warrantor, means any change, effect, event, occurrence or state of facts that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such Warrantor and its Subsidiaries taken as a whole, or (b) materially and adversely affects the ability of the Warrantor to perform its obligations hereunder or materially and adversely affects the timely consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) any change in the value of the securities or loan portfolio of the Warrantor, whether held as available for sale or held to maturity, resulting from changes in the prevailing level or interest rates; (ii) any change, effect, event or occurrence relating to the announcement or performance of this Agreement and the transactions contemplated hereby, including the expenses incurred by the Warrantor in consummating the transactions contemplated by this Agreement; (iii) with respect to PFSL and FCB, any change, effect, event or occurrence resulting from any action or omission taken with the prior consent of IBKC or IBERIABANK; (iv) any change in banking, or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (v) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally; and (vi) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of PFSL and its Subsidiaries pursuant to employment agreements, plans and other arrangements described in this Agreement

23. “Merger Agreement” – the Merger Agreement, substantially in the form attached hereto as Exhibit I, providing for the Merger.

24. “Merger” – the merger of PFSL with and into IBAC.

25. “1933 Act” – the Securities Act of 1933, as amended.

26. “1934 Act” – the Securities Exchange Act of 1934, as amended.

27. “OTS” – the Office of Thrift Supervision, a bureau of the United States Department of the Treasury.

28. “PFSL” – Pocahontas Bancorp, Inc., a Delaware corporation.

29. “PFSL Common Stock” – the common stock, par value $.01 per share, of PFSL.

30. “Person” – any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company or unincorporated association.

31. “Proxy Statement” – the proxy statement to be used by PFSL to solicit the approval of its stockholders of the transactions contemplated by this Agreement and the Merger Agreement, together with any and all amendments or supplements thereto.

32. “Registration Statement” – the Registration Statement on Form S-4 (or other appropriate form) and all amendments and supplements thereto filed with the SEC by IBKC under the 1933 Act in connection with the transactions contemplated by this Agreement and the Merger Agreement.

33. “Regulatory Authorities” – collectively, any federal or state banking, insurance, securities or other governmental or regulatory authority whose approval is necessary to consummate the transactions contemplated by this Agreement.

34. “SEC” - the United States Securities and Exchange Commission.

35. “SEC Documents” – all reports, proxy statements, registration statements and other documents filed by any Warrantor pursuant to the Securities Laws.

36. “Securities Laws” – the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of the SEC under each of such acts.

37. “Stockholders Meeting” – the meeting of the stockholders of PFSL to be held pursuant to Section 7.1(b) of this Agreement, including any adjournments thereof.

38. “Subsidiaries” - all those corporations, banks, savings banks, associations and other entities of which the Person in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by such Person; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity, through a small business investment corporation or otherwise as an investment by an entity that invests in unaffiliated companies in the ordinary course of business.

39. “Warrantor” – IBKC or PFSL, as the case may be.

40. “Warrantor Benefit Plans” – the benefit plans of IBKC or PFSL, as defined in Section 5.11(a) of this Agreement and as the context shall require, which shall depend on whether the Warrantor is IBKC or PFSL and shall correspond therewith.

41. “Warrantor Common Stock” – the IBKC Common Stock or the PFSL Common Stock, as the context shall require, which shall depend on whether the Warrantor is IBKC or PFSL and shall correspond therewith.

42. “Warrantor Companies” – collectively, PFSL and all PFSL Subsidiaries or, collectively, IBKC and all IBKC Subsidiaries, as the context shall require.

43. “Warrantor Financial Statements” – the Financial Statements of Warrantor.

44. “Warrantor Subsidiaries” – the Subsidiaries of PFSL or IBKC, as the context shall require, which shall include the Subsidiaries described in Section 1.41 of this Agreement and any corporation, bank, savings bank, association or other entity that becomes or is acquired as a Subsidiary of a Warrantor in the future.

Other terms are defined as set forth below.

1. SECTION II.

CERTAIN TRANSACTIONS AND TERMS OF MERGER

2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Date, PFSL will be merged with and into IBAC in accordance with the Merger Agreement, the DGCL and the BCL.

2.2 Conversion of PFSL Common Stock.

(a) Except as otherwise provided herein, at the Effective Date each outstanding share of PFSL Common Stock will be converted into shares of IBKC Common Stock equal to the sum of (i) the PFSL Common Stock held by each PFSL stockholder multiplied by the Exchange Ratio; plus (ii) a cash payment for fractional shares pursuant to Section 2.2(d) (collectively, the “Merger Consideration”).

(b) Shares of PFSL Common Stock that are held by PFSL and any PFSL Subsidiary (other than shares held in a fiduciary capacity) shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Date and without any further action by any party.

(c) If, before the Effective Date, IBKC should split, reclassify, recapitalize or combine the IBKC Common Stock, or pay a stock dividend in IBKC Common Stock, or otherwise change the IBKC Common Stock into any other securities, or make any other dividend or distribution in respect of the IBKC Common Stock (other than normal cash dividends consistent with past practices as the same may be adjusted from time to time in accordance with or not in violation of this Agreement), and the record date therefore is prior to the Effective Date, then the Exchange Ratios will be appropriately and proportionately adjusted to reflect such split, reclassification, recapitalization, combination, stock dividend or other distribution or change.

(d) In lieu of issuing any fractional share of IBKC Common Stock which would otherwise be distributable to a PFSL stockholder as determined following application of Section 2.2(a)(i), each holder of PFSL Common Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of IBKC Common Stock to which such holder is entitled by virtue of the Merger, upon surrender of the certificate(s) which represented PFSL Common Stock, will receive, without interest, cash equal to such fractional share multiplied by $57.54.

(e) No later than the Effective Date, IBKC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of PFSL Common Stock, for exchange in accordance with this Section 2.2, certificates representing the shares of IBKC Common Stock and the estimated amount of cash to be paid in lieu of fractional shares of IBKC Common Stock. After the Effective Date, each holder of PFSL Common Stock, upon surrender of such holder’s Certificates in accordance herewith, will be entitled to receive the shares of IBKC Common Stock and cash for fractional shares into which such holder’s shares have been converted, less any applicable tax withholding. Until then, each Certificate for PFSL Common Stock will represent the number of whole shares of IBKC Common Stock and cash into which the shares of PFSL Common Stock represented thereby were converted, except that IBKC may refuse to pay any dividend or other distribution payable to holders of any unsurrendered Certificate for PFSL Common Stock (without any interest thereon) until surrender or if such dividend or distribution has reverted in full ownership to IBKC under its Articles of Incorporation. Whether or not a Certificate for PFSL Common Stock is surrendered, after the Effective Date it will not represent any interest in any Person other than IBKC.

(f) As soon as practicable after the Effective Date, but in no event later than ten (10) Business Days following the Effective Date, IBKC or the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of PFSL Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Section 2.2. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of shares of IBKC Common Stock to which such former holder of PFSL Common Stock shall have become entitled pursuant to this Agreement and the Merger Agreement and (ii) a check representing that amount of cash for fractional shares to which such former holder of PFSL Common Stock shall have become entitled pursuant to this Agreement and the Merger Agreement.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as IBKC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

2.3 PFSL Stock Options. Schedule 2.3(a) sets forth all outstanding options to purchase shares of PFSL Common Stock as of the date of this Agreement, whether or not then vested or exercisable (the “PFSL Options”), including the names of the holders thereof, the vesting and expiration dates thereof, and the exercise prices thereof. Immediately prior to the Effective Date, each PFSL Option shall, by reason of the Merger, be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to the difference between $16.00 and the exercise price of the option (the “Option Payment”). Prior to the receipt of the Option Payment, each holder of a PFSL Option shall execute a cancellation agreement, substantially in the form of Schedule 2.3(b).

SECTION III.

CLOSING AND EFFECTIVE DATE

3.1 Time and Place of Closing. (a) The Closing will take place on a mutually agreed upon Business Day within forty-five (45) days subsequent to the last of (i) the date of receipt of all required federal or state regulatory agency approvals of the Merger and the expiration of all required waiting periods, and (ii) the date on which the stockholders of PFSL approve this Agreement at the Stockholders Meeting to be held pursuant to Section 7.1(b) of this Agreement; or such other date as the parties hereto may mutually agree. If all conditions in Section VIII hereof are satisfied, or waived by the party entitled to grant such waiver, at the Closing (i) the parties shall each provide to the others such proof of satisfaction of the conditions in Section VIII as the party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the certificates, letters and opinions required by Section VIII shall be delivered, (iii) the directors and appropriate officers of the parties shall execute, deliver and acknowledge the Merger Agreement, and (iv) the parties shall take such further action including (without limitation) filing the Merger Agreement as is required to consummate the transactions contemplated by this Agreement and the Merger Agreement.

(b) If on any date established for the Closing all conditions in Section VIII hereof have not been satisfied or waived by each Warrantor entitled to grant such waiver, then either Warrantor, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten (10) days, as the declaring Warrantor shall select, but no such delay shall extend beyond the last date set forth in subparagraph (c) of Section 9.1(c), and no such delay shall interfere with the right of either Warrantor to declare a termination pursuant to Section IX. The place of Closing shall be at the office of IBKC set forth in Section 10.7.

3.2 Effective Date. The Merger Agreement will be filed with each of the Secretary of State of Louisiana and the Secretary of State of Delaware before or concurrently with the Closing, and the Merger will be effective on the date and time (the “Effective Date”) specified in the filings.

SECTION IV.

MANAGEMENT AND RELATED MATTERS FOLLOWING MERGER

4.1 Board of Directors and Officers of IBAC. At the Effective Date, the board of directors and officers of IBAC shall consist of those persons serving as directors and officers of IBKC immediately prior to the Effective Date.

4.2 Board of Directors and Officers of FCB. At the Effective Date, the directors and officers of FCB shall consist of those persons designated by IBKC prior to the Effective Date.

4.3 Employees and Benefits.

(a) The employees of FCB who remain employed after the Effective Date (“Continuing Employees”) shall be given credit under each employee benefit plan, policy, program and arrangement maintained by IBERIABANK after the Closing for their service with FCB prior to the Closing for all purposes, including severance, vacation and sick leave, eligibility to participate, vesting, satisfying any waiting periods, evidence of insurability requirements, seniority or the application of any pre-existing condition limitations, other than benefit accrual under a defined benefit plan (as defined in Section 3(35) of ERISA); provided, however, that accrued vacation taken subsequent to the Effective Date may be subject to such limitations as IBKC or IBERIABANK may reasonably require. Any employee of PFSL or FCB who does not remain employed by FCB after the Effective Date or does not receive a severance payment in connection with the Merger shall receive a severance payment as if he or she were an employee of IBKC for the entire time he or she were an employee of PFSL or FCB.

(b) In the event of any termination of any PFSL or FCB health plan, IBKC and IBERIABANK shall make available to Continuing Employees and their dependents, employer-provided health care coverage under health plans provided by IBKC or IBERIABANK. Unless a Continuing Employee affirmatively terminates coverage under a PFSL or FCB health plan prior to the time that such Continuing Employee becomes eligible to participate in the IBKC or IBERIABANK health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the PFSL or FCB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees and their dependents of IBKC or IBERIABANK. In the event IBKC or IBERIABANK terminates any PFSL or FCB health plan or consolidates of any PFSL or FCB health plan with any IBKC or IBERIABANK health plan, individuals covered by the PFSL or FCB health plan shall be entitled to immediate coverage under the IBKC or IBERIABANK health plan in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations issued thereunder, including limitations on pre-existing condition exclusions, nondiscrimination and special enrollment rights. All PFSL or FCB employees who cease participating in a PFSL or FCB health plan and become participants in a comparable IBKC or IBERIABANK health plan shall receive credit for any co-payment and deductibles paid under PFSL’s or FCB’s health plan, to the extent such credit would be provided under PFSL’s or FCB’s health plan, for purposes of satisfying any applicable deductible or out-of-pocket requirements under the IBKC or IBERIABANK health plan, upon substantiation, in a form reasonably satisfactory to IBKC or IBERIABANK, that such co-payment and/or deductible has been satisfied.

4.4 Indemnification and Insurance.

(a) From and after the Effective Date through the sixth anniversary thereof, or until the final disposition of such Claim (as defined herein) with respect to any Claim asserted within the period, IBKC shall, to the fullest extent permitted under applicable law, and under the respective certificate of incorporation, bylaws or similar governing documents of PFSL and FCB, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Date, an officer or director of PFSL, FCB or a PFSL Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of IBKC, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of PFSL, FCB or a PFSL Subsidiary, if such Claim pertains to any matter arising, existing or occurring before the Effective Date (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Date. IBKC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by applicable law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Nothing in this Section 4.4(a), shall be deemed to preclude any rights to indemnification provided in the certificate of incorporation, bylaws or similar governing documents of PFSL and FCB with respect to matters occurring subsequent to the Effective Date to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

(b) Any Indemnified Party wishing to claim indemnification under Section 4.4, upon learning of any claim, shall notify IBKC thereof in writing as promptly as is practicable; provided, however, that failure to so notify IBKC shall not relieve IBKC and IBERIABANK from any liability that would otherwise arise under this Section 4.4 except to the extent such failure prejudices IBKC or IBERIABANK. IBKC and IBERIABANK shall have the right to assume the defense thereof and shall not be liable for any expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if IBKC and IBERIABANK do not assume or continue to pursue such defense, or counsel for the Indemnified Party advises in writing that issues raise conflicts of interest between IBKC and IBERIABANK and the Indemnified Party, then the Indemnified Party may retain counsel satisfactory to such Indemnified Party (and reasonably satisfactory to IBKC) at IBKC’s and IBERIABANK’s expense; provided, however, that (i) IBKC and IBERIABANK shall not be obligated to pay for more than one counsel for all Indemnified Parties in any jurisdiction except as may be required due to conflicts of interest; (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim; and (iii) IBKC and IBERIABANK shall not be liable for any settlement effected without the prior written consent of IBKC, which consent may be withheld unless such settlement is reasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party.

(c) PFSL and FCB will, for total premiums not to exceed $315,000 (the “Maximum Amount”), purchase a continuation of their current directors and officers liability insurance for a coverage period of three (3) years after the Merger, provided that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, IBKC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.

(d) If IBKC or IBERIABANK or any of their successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other Person or entity and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation, merger or transaction or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or entity, then, and in each such case, proper provisions will be made so that such surviving corporation or transferee and its successors and assigns assume the obligations of IBKC and IBERIABANK set forth in this Agreement. The obligations of IBKC and IBERIABANK under this Section 4.4 are intended to be for the benefit of, and enforceable against IBKC and IBERIABANK directly by, the Indemnified Parties and their heirs and representatives and shall be binding on all respective successors and permitted assigns of IBKC and IBERIABANK. IBKC shall pay all reasonable costs, including attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.4 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law. The provisions of this Section 4.4 shall survive the Effective Date.

SECTION V.

REPRESENTATIONS AND WARRANTIES OF IBKC AND PFSL

IBKC and PFSL hereby represent and warrant to the other Warrantor, to the extent pertaining to itself, its Subsidiaries, and/or its business or affairs, subject to the standard set forth in Section 5.21 hereof, that:

5.1 Organization, Standing, and Authority. Warrantor is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and is duly qualified to do business and in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Warrantor has corporate power and authority to carry on its business as now conducted in all material respects, to own, lease and operate its assets, properties and business, and to execute and deliver, and to perform its obligations under, this Agreement. IBKC is duly registered with the Federal Reserve as a bank holding company under the BHC Act. PFSL is duly registered with the OTS as a unitary savings and loan holding company under the Home Owners’ Loan Act. Warrantor has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted in all material respects. Each of IBERIABANK and FCB is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

5.2 Capital Stock.

(a) The authorized, issued and outstanding capital stock of Warrantor as of the date of this Agreement, the number of shares of Warrantor Common Stock reserved for issuance under the Warrantor Benefit Plans as of such date and the number of shares of Warrantor Common Stock that are subject to outstanding stock options under such Warrantor Benefit Plans as of such date, are set forth in Schedule 5.2(a) that pertains to Warrantor. All of the issued and outstanding shares of capital stock of Warrantor are duly and validly authorized and issued and are fully paid and non-assessable. None of the outstanding shares of the capital stock of Warrantor has been issued in violation of any preemptive rights of the current or past stockholders of Warrantor. All of the IBKC Common Stock to be issued in exchange for PFSL Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement and the Merger Agreement, will be duly and validly authorized and fully paid and non-assessable.

(b) Except as set forth in Section 5.2(a), Section 6.1(e) or Schedule 5.2(a), there are, as of the date of this Agreement and will be, at the Effective Date, no shares of capital stock or other equity securities of PFSL outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PFSL or contracts, commitments, understandings or arrangements by which PFSL is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

5.3 Subsidiaries. Schedule 5.3 lists all of the Subsidiaries of Warrantor as of the date of this Agreement. Except as provided in Louisiana Revised Statutes 6:262, all of the shares of capital stock of IBERIABANK held by IBKC are fully paid and non-assessable and are owned by IBKC free and clear of any claim, lien or encumbrance. Each Subsidiary of Warrantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Each of FCB and IBERIABANK has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted in all material respects.

5.4 Authority.

(a) The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated herein or therein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Warrantor, subject in the case of PFSL, with respect to this Agreement and the Merger Agreement, to the approval of the stockholders of PFSL at the Stockholders Meeting to the extent required by applicable law. This Agreement and the Merger Agreement, subject to any requisite approval by PFSL’s stockholders hereof and thereof, represent valid and legally binding obligations of Warrantor, enforceable against Warrantor, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b) Neither the execution and delivery of this Agreement or the Merger Agreement by Warrantor, nor the consummation by Warrantor of the transactions contemplated herein or therein, nor compliance by Warrantor with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the charter or by-laws of IBKC, IBERIABANK, PFSL, or FCB or (ii) except as set forth on Schedule 5.4(b), constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Warrantor, pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, except such as individually or in the aggregate will not have a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals, authorizations, filings, registrations and notifications referred to in Section 8.5 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Warrantor, or any of its properties or assets.

(c) Other than in connection or compliance with the provisions of applicable state corporate and securities laws, the Securities Laws and the rules and regulations thereunder, and other than consents, authorizations, approvals or exemptions required from Regulatory Authorities, no notice to, filing with, authorization of, exemption by or consent or approval of any public body or authority is necessary for the consummation by Warrantor of the Merger and the other transactions contemplated by this Agreement or the Merger Agreement.

(d) The Board of Directors of each of the parties hereto (at a meeting duly called and held prior to the execution of this Agreement) has by requisite vote (i) determined that the Merger is in the best interests of such party and its stockholders, (ii) authorized and approved this Agreement, the Merger Agreement, and the transactions contemplated hereby and thereby, including the Merger, and (iii) in the case of PFSL, directed that the Merger be submitted for consideration to PFSL’s stockholders at the Stockholders Meeting.

5.5 Financial Statements; Accounting. Prior to the execution of this Agreement, each Warrantor has delivered to the other Warrantor its Warrantor Financial Statements through the period ended December 31, 2005, and each Warrantor will promptly deliver when available copies of such Warrantor Financial Statements in respect of periods ending after December 31, 2005. Each of the Warrantor Financial Statements (as of the dates thereof and for the periods covered thereby): (i) is (and, in the case of Warrantor Financial Statements in respect of periods ending after December 31, 2005, will be) in accordance with the books and records of the Warrantor, and have been and will continue to be maintained in accordance with GAAP (except as permitted by Regulation S-X of the SEC), in all material respects, and (ii) except as permitted by Regulation S-X of the SEC, presents (and, in the case of Warrantor Financial Statements in respect of periods ending after December 31, 2005, will present) fairly in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Warrantor as of the dates and for the periods indicated, in all material respects in accordance with GAAP applicable to financial institution holding companies applied on a basis consistent with prior periods, except as otherwise described (subject in the case of interim financial statements to normal year-end adjustments and the absence of footnotes).

5.6 Absence of Undisclosed Liabilities. Except as set forth in Schedule 5.6, neither Warrantor has any obligation or liability (contingent or otherwise) that is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor’s knowledge, business prospects of the Warrantor on a consolidated basis, or that when combined with all similar obligations or liabilities would, either individually or in the aggregate, be material to the financial condition, results of operations or, to the Warrantor’s knowledge, business prospects of the Warrantor on a consolidated basis, except (i) as reflected in the Warrantor Financial Statements delivered prior to the date of this Agreement, (ii) as reflected by this Agreement, or (iii) for commitments and obligations made, or liabilities incurred, since December 31, 2005, in the ordinary course of its business consistent with past practices.

5.7 Tax Matters.

(a) All material federal, state, local and foreign tax returns required to be filed by or on behalf of Warrantor have been timely filed or requests for extensions have been timely filed, granted and have not expired. All taxes shown on filed returns have been paid, except for taxes which are being contested in good faith of have not yet been fully determined. There is no audit examination, deficiency, refund litigation or matter in controversy with respect to any taxes, except as reserved against in the Warrantor Financial Statements or as set forth on Schedule 5.7(a). All taxes, interest, additions and penalties which are material in amount and which are due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

(b) Except as set forth on Schedule 5.7(b), Warrantor has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c) Adequate provision for any federal, state, local or foreign taxes due or to become due for Warrantor for any period or periods through and including December 31, 2005 has been made and is reflected in the Warrantor Financial Statements, and will be made through and including the Closing.

(d) Deferred taxes of the Warrantor Companies have been provided for in accordance with GAAP.

5.8 Loans, Reserves, and Investments.

(a) All loans (including discounts) and financing leases in which Warrantor is lessor (collectively, “Credits”) reflected in the Warrantor Financial Statements were (i) made for adequate consideration in the ordinary course of business, (ii) evidenced by instruments that were true and genuine, and (iii) if secured, secured by valid perfected security interests. An accurate trial balance of all such Credits of PFSL and of the investment portfolio as of June 30, 2006 is set forth on Schedule 5.8(a).

(b) The aggregate allowances for losses on Credits and other real estate and foreclosed assets owned reflected on the latest Warrantor Financial Statement delivered on or prior to the date of this Agreement were, as of the date of such Financial Statements and will be, at the Closing, adequate, as of the respective dates of the Financial Statements, in accordance with regulatory guidelines and GAAP in all material respects.

(c) An accurate summary of the investment portfolio of PFSL as of June 30, 2006 is set forth on Schedule 5.8(c).

5.9 Properties and Insurance. Except as set forth on Schedule 5.9 or as reserved against in the Warrantor Financial Statements, Warrantor, FCB and IBERIABANK have good and, as to real property, marketable title, free and clear of all material liens, encumbrances, charges or defaults of any character, to all of the material properties and assets, tangible or intangible, reflected in the Warrantor Financial Statements as being owned by the Warrantor as of the dates thereof. To the knowledge of Warrantor’s management, (i) all buildings and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis and are held under leases or subleases by the Warrantor are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought); and (ii) the policies of fire, theft, liability, fidelity and other insurance maintained with respect to the assets or businesses of the Warrantor provide adequate coverage against loss.

5.10 Compliance with Laws. Except as set forth in Schedule 5.10, each Warrantor:

(a) Is in compliance in all material respects with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to the employees conducting its business;

(b) Has received no notification or communication from any Regulatory Authority (i) threatening to revoke any license, franchise, permit or governmental authorization which is material, either individually or in the aggregate, to the financial condition, results of operations or, to the Warrantor’s knowledge, business prospects of the Warrantor on a consolidated basis or the ability of the Warrantor to consummate the transactions contemplated under this Agreement or the Merger Agreement, under the terms hereof and thereof, or (ii) requiring Warrantor (or any of its officers, directors or controlling Persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and

(c) Has complied in all material respects with the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, and has a CRA rating of not less than “satisfactory”.

5.11 Employee Benefit Plans.

(a) (i) Warrantor has delivered or made available to the other Warrantor, prior to the execution of this Agreement, copies of each pension, retirement, profit sharing, supplemental or excess retirement, stock option, stock purchase, savings, employee stock ownership, restricted stock, phantom stock, stock ownership, life insurance, disability, vacation pay, severance pay (including, without limitation change of control or golden parachute arrangements), incentive, deferred compensation, bonus or benefit arrangement, health or hospitalization program, fringe benefit or perquisite arrangement or other similar plan as in effect on the date of this Agreement, including, without limitation, any “employee benefit plan”, as that term is defined in Section 3(3) of ERISA, in respect of any of the present or former directors, officers, other employees or independent contractors of, or dependents, spouses or other beneficiaries of any of such directors, officers, other employees or independent contractors of, any of the

Warrantor Companies (collectively, the “Warrantor Benefit Plans”), and (ii) PFSL and FCB have delivered or made available to IBKC, prior to the execution of this Agreement, copies of each employment or consulting agreement as in effect on the date of this Agreement which provides any benefit or perquisites to or in respect of any of the present or former directors or officers of, or dependents, spouses or other beneficiaries of any of such directors or officers of, PFSL and FCB, which employment and consulting agreements are, with respect to PFSL and FCB, included in the term “Warrantor Benefit Plans” as defined above. Any of the Warrantor Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Warrantor ERISA Plan”. No Warrantor has participated in or been a member of, and no Warrantor Benefit Plan is or has been, a multi-employer plan within the meaning of Section 3(37) of ERISA. Except as set forth on Schedule 5.11(a), the Warrantor Benefit Plans of PFSL are terminable on their terms without penalty or payment except for accrued and vested benefits thereunder.

(b) All Warrantor Benefit Plans comply in all material respects with the applicable provisions of ERISA and the Code, and any other applicable laws, rules and regulations the breach or violation of which could result in a liability, either individually or in the aggregate, material to the financial condition, results of operations or prospects of the Warrantor on a consolidated basis. With respect to the Warrantor Benefit Plans, no event has occurred and, to the knowledge of Warrantor’s management, there exists no condition or set of circumstances, in connection with which the Warrantor could be subject to any liability (except liability for severance payments, benefit claims, Pension Benefit Guaranty Corporation premiums, and funding obligations payable in the ordinary course). No notice of a “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Warrantor ERISA Plan which is subject to Title IV of ERISA within the 12-month period ending on the date of this Agreement. No Warrantor has provided, or is required to provide, security to any Warrantor ERISA Plan which is subject to Title IV of ERISA pursuant to Section 401(a)(20) of the Code.

(c) Except as set forth on Schedule 5.11(c), no Warrantor ERISA Plan which is subject to Title IV of ERISA has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of each such plan exceeds the plan’s “benefit liabilities”, as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated as of the date of this Agreement in accordance with all applicable legal requirements.

5.12 Material Contracts. Except as set forth on Schedule 5.12, none of the Warrantor Companies, nor any of their respective assets, businesses or operations, as of the date of this Agreement, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K filed by Warrantor as of the date of this Agreement and that was not so filed (each such contract, agreement or amendment, a “Warrantor Material Contract”). No Warrantor Company is in default under any Warrantor Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.13 Legal Proceedings. Except as set forth on Schedule 5.13, there are no actions, suits or proceedings instituted or pending or, to the knowledge of Warrantor’s management, threatened against a Warrantor Company, or affecting any property, asset, interest or right of any of them.

5.14 Absence of Certain Changes or Events. Except as set forth on Schedule 5.14, since December 31, 2005, the Warrantor Companies, taken as a whole on a consolidated basis, have not suffered any change in any respect that has had or is reasonably likely to have a Material Adverse Effect.

5.15 Reports. Since December 31, 2002, each Warrantor, IBERIABANK and FCB have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve, (iii) the Federal Deposit Insurance Corporation, (iv) the OTS, and (v) any applicable state banking, insurance, securities or other regulatory authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.

5.16 Statements True and Correct. None of the information supplied or to be supplied by Warrantor for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, and (iii) any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the stockholders of PFSL, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that Warrantor is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby or by the Merger Agreement will comply in all material respects with the provisions of applicable law including applicable provisions of the Securities Laws.

5.17 Environmental Matters.

(a) To the knowledge of Warrantor’s management, Warrantor and each Warrantor Subsidiary (for purposes of this Section 5.17, the term “Warrantor Subsidiary” shall include small business investment corporations and entities that invest in unaffiliated companies in the ordinary course of business in which Warrantor owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by Warrantor), except as set forth in Schedule 5.17(a), the Participation Facilities, the Loan Properties and the Trust Properties (each as defined below) are, and have been, in compliance with all applicable laws, rules, regulations and standards, and all requirements of the United States Environmental Protection Agency (“EPA”) and of state and local agencies with jurisdiction over pollution or protection of health or the environment.

(b) To the knowledge of Warrantor’s management, except as set forth in Schedule 5.17(b), there is no suit, claim, action or proceeding, pending or threatened, before any court, governmental agency, board or other forum pursuant to which Warrantor or any of the Warrantor Subsidiaries or any Loan Property, Participation Facility or Trust Property (or in respect of such Loan Property, Participation Facility or Trust Property) has been or, with respect to threatened proceedings may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on any site owned (including as trustee), leased or operated by it or any of its subsidiaries or any Loan Property, Participation Facility or Trust Property.

(c) To the knowledge of Warrantor’s management, except as set forth in Schedule 5.17(c), there is no reasonable basis for any suit, claim, action or proceeding of a type described in Section 5.17(b).

(d) During the period of (i) Warrantor’s or any of the Warrantor Subsidiaries’ ownership (including as trustee) or operation of any of their respective current properties, (ii) Warrantor’s or any of the Warrantor Subsidiaries’ participation in the management of any Participation Facility, (iii) Warrantor’s or any of the Warrantor Subsidiaries’ holding of a security interest in a Loan Property, or (iv) Warrantor or any of the Warrantor Subsidiaries acting as a trustee or fiduciary with respect to a Trust Property, to the knowledge of Warrantor’s management, except as set forth in Schedule 5.17(d), there has been no release of Hazardous Material or oil in, on, under or affecting such property, Participation Facility, Loan Property or Trust Property. Prior to the period of (w) Warrantor’s or any of the Warrantor Subsidiaries’ ownership (including as trustee) or operation of any of their respective current properties, (x) Warrantor’s or any of the Warrantor Subsidiaries’ participation in the management of any Participation Facility, (y) Warrantor’s or any of the Warrantor Subsidiaries acting as trustee or other fiduciary with respect to Trust Property, or (z) Warrantor’s or any of the Warrantor Subsidiaries’ holding of a security interest in a Loan Property, to the knowledge of Warrantor’s management, except as set forth in Schedule 5.17(d), there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, Loan Property or Trust Property.

(e) The following definitions apply for purposes of this Section 5.17: (i) “Loan Property” means any property in which Warrantor (or a Warrantor Subsidiary) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (ii) “Participation Facility” means any property in which Warrantor (or a Warrantor Subsidiary) participates in the management of such property and, where required by the context, includes the owner or operator of such property, but only with respect of such property; (iii) “Trust Property” means any property with respect to which Warrantor (or a Warrantor Subsidiary) acts or has acted as a trustee or other fiduciary, directly or indirectly, and includes any trust or similar legal vehicle that owns or controls (or that owned or controlled) such property and, where required by the context, includes the trustee or other fiduciary, but only with respect to such property; and (iv) “Hazardous Material” means any pollutant, contaminant or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law.

5.18 Knowledge as to Conditions. On the date of this Agreement, Warrantor knows of no reason why the regulatory approvals, authorizations, filings, registrations and notices contemplated by Section 8.5 should not be obtained without the imposition of any material and adverse condition or restriction.

5.19 Labor Matters. Neither Warrantor nor FCB and IBERIABANK is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Warrantor or FCB and IBERIABANK the subject of any proceeding asserting that Warrantor, FCB or IBERIABANK has committed an unfair labor practice or seeking to compel Warrantor, FCB or IBERIABANK to bargain with any labor union or labor organization as to wages and conditions of employment; nor is there any strike or other labor dispute involving Warrantor, FCB or IBERIABANK pending or threatened.

5.20 Fairness Opinion. PFSL shall have delivered to IBKC a copy of the opinion PFSL has received from RP Financial, LC., PFSL’s financial advisor, dated the date of this Agreement, to the effect that the Merger Consideration is fair to PFSL’s stockholders from a financial point of view.

5.21 Materiality. No representation or warranty by a Warrantor contained in this Section V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section V, as applicable, there is or is reasonably likely to be a Material Adverse Effect, except that the representations and warranties in Sections 5.1, 5.2, 5.3 and 5.4 shall be true and correct in all respects. PFSL’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with this Agreement or a written request of IBERIABANK or IBKC.

SECTION VI.

COVENANTS AND AGREEMENTS

Each of the parties to this Agreement hereby covenants and agrees with the other parties as follows:

6.1 Conduct of Business—Negative Covenants. From the date of this Agreement until the earlier of the Effective Date or until the termination of this Agreement, except as otherwise permitted by this Agreement or as set forth on Schedule 6.1, PFSL will not do, or agree or commit to do, and will cause each of its Subsidiaries not to do or agree to commit to do, any of the following without the prior written consent of a duly authorized officer of IBKC, which consent will not be unreasonably withheld:

(a) Amend its charter, by-laws, or other governing instruments, or

(b) Impose, or suffer the imposition, on any share of capital stock held by it or by one of its Subsidiaries, of any material lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, or

(c) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock, or

(d) Except as expressly contemplated by this Agreement, acquire direct or indirect control over any corporation, association, firm or organization, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) good faith foreclosures in the ordinary course of business, (iii) acquisitions of control by a banking Subsidiary in a bona fide fiduciary capacity, (iv) investments made by small business investment corporations or by Subsidiaries that invest in unaffiliated companies in the ordinary course of business, or (v) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or

(e) Except as set forth on Schedule 6.1(e), issue, sell, pledge, encumber, authorize the issuance of, or otherwise dispose of: (i) any shares of its capital stock, including any agreement to issue, sell, pledge, encumber, or authorize the issuance of its capital stock; (ii) any substantial part of its assets or earning power; or (iii) any asset other than in the ordinary course of business for reasonable and adequate consideration, or

(f) Adjust, split, combine, or reclassify any capital stock of PFSL or issue or authorize the issuance of any other securities in respect of or in substitution for PFSL Common Stock, or

(g) Except as set forth on Schedule 6.1(g), incur any additional material debt obligation or other material obligation for borrowed money, except in the ordinary course of its business consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, Federal Home Loan Bank advances, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entry into repurchase agreements), or

(h) Grant any increase in compensation or benefits to its officers or other employees; pay any bonus not in accordance with Schedule 6.1(h) or as set forth below, enter into any severance agreements with any of its directors or officers; grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or effect any change in retirement benefits for any class of its employees or officers (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided) that would increase the retirement benefit liabilities of PFSL, except that FCB may accrue up to $500,000 as a success bonus to key employees (the “Success Bonus”). The allocation of and the recipients of the Success Bonus shall be mutually agreed by the parties hereto and shall be distributed in accordance with IBERIABANK’s standard payroll processing to FCB Employees who continue to be FCB employees as of the conversion of FCB’s processing system subsequent to the Merger. The obligation to pay the Success Bonus to FCB Employees shall be assumed by IBKC in the Merger, or

(i) Except as contemplated by this Agreement, or any of the agreements, documents or instruments contemplated hereby, or as set forth on Schedule 6.1(i), amend any existing employment, severance or similar contract between it or any of its Subsidiaries (unless such amendment is required by law), or enter into any new such contract with, any person, or

(j) Except as contemplated by this Agreement or any of the agreements, documents or instruments contemplated hereby, or set forth in Schedule 6.1(j), adopt any new employee benefit plan or make any material change in or to any existing employee benefit plan, other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan.

(k) Place or suffer to exist on any of it assets or properties any mortgage, pledge, lien, charge or other encumbrance, other than in the ordinary course of business consistent with past practices, or as disclosed in Schedule 6.1(k), cancel any material indebtedness to it or any material claims which it may have had, or waive any right of substantial value or discharge or satisfy any material noncurrent liability.

(l) Charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) any material Credit, or make or enter into any commitments to make any Credit which varies materially from its written credit policies, copies of which have been made available to IBKC.

(m) Reduce its reserve for loan losses below the amount recorded on its Financial Statements at December 31, 2005, except as may be required by law, regulatory authority or GAAP.

(n) Other than in the normal course of providing credit to customers as part of its banking business, accepting deposits and making investments, enter into any contract or series of related contracts involving a payment of more than $5,000.

(o)	Commit to do any of the foregoing.

6.2 Conduct of Business—Affirmative Covenants. Unless the prior written consent of the other Warrantor shall have been obtained, except as otherwise contemplated or permitted hereby or as set forth on Schedule 6.2, each Warrantor shall operate its business only in the ordinary course of business of such Warrantor consistent with past practices, shall preserve intact its business organizations and assets and maintain its rights and franchises, and shall voluntarily take no action which would (i) adversely affect the ability of any of them to obtain any necessary approvals of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.5 of this Agreement, (ii) adversely affect the ability of such Warrantor to perform its obligations under this Agreement and the Merger Agreement, or (iii) cause or permit a breach of any of its covenants or cause or permit any representation or warranty of it to become untrue in any material respect, as if each such representation and warranty were continuously made from the date hereof.

6.3 Adverse Changes in Condition. Each Warrantor shall give written notice promptly to the other Warrantor concerning (i) any event which has had, or is reasonably likely to have, a Material Adverse Effect on such Warrantor, or (ii) the occurrence or impending occurrence of any event or circumstance known to such Warrantor which would have needed to reported in a Disclosure Schedule hereunder if it had occurred or been pending on or prior to the date of this Agreement, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Warrantor contained herein or that would reasonably be expected to materially and adversely affect the timely consummation of the transactions contemplated hereby or under the Merger Agreement. Each Warrantor shall use its reasonable best efforts to prevent or to promptly remedy the same.

6.4 Investigation and Confidentiality.

Prior to the Effective Date, each Warrantor will keep the other Warrantor promptly advised of all material developments relevant to its business and to the consummation of the Merger and may make or cause to be made such investigation, if any, of the business, properties, operations and financial and legal condition of the other Warrantor and its Subsidiaries as such Warrantor reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations and condition; provided, however, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Each Warrantor agrees to furnish the other Warrantor and the other Warrantor’s respective advisors with such financial and operating data and other information with respect to its business, properties and employees as the other Warrantor shall from time to time reasonably request. No investigation by one Warrantor shall affect the representations and warranties of the other Warrantor and, subject to Section 9.3 of this Agreement, each such representation and warranty shall survive any such investigation. Each Warrantor agrees to furnish the other Warrantor with all information necessary to expedite pre-conversion planning and implementation, including, but not limited to, all things necessary, proper or advisable under applicable laws and regulations to plan, make effective and consummate systems and branch conversions. Notwithstanding the foregoing, neither party hereto shall be required to provide access to or to disclose information where such access or disclosure would violate its attorney-client privilege or violate or prejudice the rights of any customer or contravene any law, rule, regulation, order or judgment, nor to disclose board minutes of any confidential discussion of this Agreement and the transactions contemplated hereby. Each Warrantor shall maintain the confidentiality of all confidential information furnished to it by the other Warrantor in accordance with the terms of the confidentiality agreement dated December 9, 2005 between the Warrantors (the “Confidentiality Agreement”).

6.5 Reports. From the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, each Warrantor shall, IBKC shall cause IBERIABANK to, and PFSL shall cause FCB to, file all reports required to be filed by such Warrantor, FCB and IBERIABANK with any Regulatory Authority, and shall deliver to the other Warrantor copies of all such reports promptly after the same are filed.

6.6 Dividends. From the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, PFSL shall not declare or pay any dividend or other distribution to its stockholders; provided, however, that PFSL may (to the extent legally able to do so), but shall not be obligated to, declare and pay consistent with past practices and prior to the Effective Date, a quarterly cash dividend (in an amount per share not to exceed the amount disclosed in Schedule 6.6), provided the declaration of the last quarterly dividend by PFSL prior to the Effective Date and the payment thereof shall be coordinated with IBKC so that holders of PFSL Common Stock do not receive dividends on both PFSL Common Stock and IBKC Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the PFSL Common Stock or IBKC Common Stock received in the Merger in respect of such quarter.

6.7 Capital Stock. Except as otherwise contemplated by this Agreement (including Section 6.1(e) hereof), or as set forth on Schedule 6.7, without the prior written consent of IBKC, from the date of this Agreement to the earlier of the Effective Date or the termination of this Agreement, PFSL shall not, and shall not enter into any agreement to, issue, sell, or otherwise permit to become outstanding any additional shares of PFSL Common Stock or any other capital stock of PFSL and any Subsidiary of PFSL, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock.

6.8 Agreement of Affiliates. PFSL shall deliver to IBKC, no later than thirty (30) days after the date of this Agreement, a letter identifying each person whom it reasonably believes is an “affiliate” of PFSL for purposes of Rule 145 under the 1933 Act. Thereafter and until the Effective Date, PFSL shall identify to IBKC each additional person whom PFSL reasonably believes to have thereafter become an “affiliate”. PFSL shall use its best efforts to cause each person who is identified as an “affiliate” of PFSL pursuant to the two (2) immediately preceding sentences to deliver to IBKC, prior to the Effective Date, a written agreement, substantially in the form of Exhibit II.

6.9 Certain Actions.

(a) Subject to Section 6.9(d) of this Agreement, PFSL agrees that, from the date of this Agreement until the earlier of the Effective Date or the termination of this Agreement, neither it nor any of its affiliates, nor any of the officers and directors of it or its affiliates shall, and that it shall cause its and its affiliates’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its affiliates) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) PFSL agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal informing them that the Board of Directors no longer seeks the making of any Acquisition Proposals.

(c) PFSL agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.9.

(d) Notwithstanding the provisions of Section 6.9(a) of this Agreement, if any Person after the date of this Agreement submits to PFSL’s board of directors an unsolicited, bona fide, written Acquisition Proposal, and PFSL’s board of directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to engage in discussions with such Person concerning such Acquisition Proposal may cause PFSL’s board of directors to breach its fiduciary duties to PFSL and its stockholders, and after consultation with its financial advisor, then, in such case, (i) PFSL may (A) furnish information about its business to such Person under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Person, provided that PFSL must contemporaneously furnish to IBKC all such non-public information furnished to such Person, and (B) negotiate and participate in discussions and negotiations with such Person; and (ii) if PFSL’s board of directors determines that such an Acquisition Proposal is a Superior Proposal (defined below), PFSL’s board of directors may (subject to the provisions of this Section 6.9) (A) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or (B) terminate this Agreement, in each case, (i) at any time after five (5) Business Days following IBKC’c receipt of written notice (a “Notice of Superior Proposal”) advising IBKC that PFSL’s board of directors has received a Superior Proposal and enclosing a copy of the Acquisition Proposal, identifying the Person submitting the Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and (ii) subject to IBKC’s Right of First Refusal (defined below). In the event IBKC elects not to exercise the Right of First Refusal, PFSL shall provide IBKC with a final written notice of acceptance before or simultaneous with accepting any Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash and/or securities, and otherwise on terms which PFSL’s board of directors determines, after consultation with its financial advisor, are more favorable to PFSL’s stockholders (in their capacities as stockholders) from a financial point of view than the Merger after giving effect to the provisions of Section 9.2 (or other revised proposal submitted by IBKC). For the purposes of this Section 6.9(d), an Acquisition Proposal shall be “bona fide” if the board of directors of PFSL reasonably determines that the Person submitting such Acquisition Proposal is capable, from a financial, regulatory and other appropriate perspectives, of consummating such Acquisition Proposal on the terms proposed.

(e) IBKC shall have the right (“Right of First Refusal”) for five (5) Business Days after receipt of Notice of Superior Proposal to make such adjustments in the terms and conditions of this Agreement as would enable PFSL to proceed with the Merger on the basis of such adjusted terms. If IBKC fails to exercise such Right of First Refusal within the time herein specified, PFSL shall be at liberty to accept the Superior Proposal, subject to the obligations of PFSL pursuant to Section 9.2 hereof.

6.10 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement and its fiduciary duties under applicable law, each Warrantor agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby. Each Warrantor shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement. This Section 6.10 shall not require either Warrantor to waive any condition to such Warrantor’s obligation to consummate the Merger.

6.11 Operating Functions. PFSL and FCB shall cooperate with IBKC and IBERIABANK in connection with planning for the efficient and orderly combination of the parties and the operation of FCB after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date.

6.12 Preservation of Business. PFSL shall use its reasonable best efforts to preserve the possession and control of all of PFSL’s and FCB’s assets (other than those consumed or disposed of for value in the ordinary course), and the goodwill of customers and others having business relations with them, and will do nothing knowingly to impair their ability keep and preserve their businesses as they exist on the date hereof. From the date hereof until the Effective Date, FCB (i) shall notify IBERIABANK prior to establishing the rates to be paid by FCB on its deposit accounts, (ii) shall meet with IBERIABANK biweekly at PFSL’s offices to review conduct of PFSL’s loan approval process, and (iii) shall notify IBERIABANK monthly of any change to the Credits identified in Schedule 5.8(a) hereto.

6.13 Issuance of IBKC Common Stock. IBKC shall, prior to the Closing, take such action as is required to authorize and reserve for issuance the IBKC Common Stock to the stockholders of PFSL pursuant to the Merger, and to permit such IBKC Common Stock to be approved for listing and quotation on the NASDAQ Stock Market.

6.14 Support Agreements. PFSL has delivered, or will deliver, to IBKC Support Agreements executed by. A.J. Baltz, Jr., Ralph P. Baltz, Bruce Burrow, N. Ray Campbell, James A. Edington, Dwayne Powell, Marcus Van Camp and Brad Snider, substantially in the form of Exhibits III, IV and V.

SECTION VII.

ADDITIONAL AGREEMENTS

7.1 Registration Statement; Stockholder Approval.

(a) The Warrantors shall cooperate in the preparation of the Registration Statement. IBKC shall, as soon as practicable, file the Registration Statement with the SEC, and the Warrantors shall use their best efforts to cause the Registration Statement to become effective under the 1933 Act. IBKC shall provide PFSL and its counsel with a reasonable opportunity to review and comment on the Registration Statement, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. IBKC shall take, and PFSL shall cooperate with IBKC in connection with, any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of shares of IBKC Common Stock upon consummation of the Merger. Each Warrantor shall furnish all information concerning it and the holders of its capital stock as the other Warrantor may reasonably request in connection with such action. PFSL and IBKC shall promptly notify the other party if at any time it becomes aware that the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, PFSL shall cooperate with IBKC in the preparation of a supplement or amendment to such Registration Statement that corrects such misstatement or omission, and IBKC shall file an amended Registration Statement with the SEC, and each of PFSL and IBKC shall mail an amended Proxy Statement to PFSL’s stockholders.

(b) PFSL shall call a Stockholders Meeting to be held as soon as reasonably practicable after the Registration Statement becomes effective for the purpose of considering and voting upon the Merger. In connection with the Stockholders Meeting, (i) PFSL shall mail the Proxy Statement to its stockholders, (ii) each Warrantor shall furnish to the other Warrantor all information concerning it and its Subsidiaries that the other Warrantor may reasonably request in connection with the Proxy Statement, (iii) the Board of Directors of PFSL shall, subject to its fiduciary duties under applicable law, recommend to its stockholders the approval of this Agreement and the Merger Agreement and cause PFSL to use its best efforts to obtain such stockholder approval.

7.2 Filings. Promptly following, or contemporaneous with, the Closing, the parties to this Agreement shall cause to be made all filings as are required by applicable federal and state law, including filings required by the DGCL and BCL.

7.3 Tax Opinion. PFSL agrees to use its reasonable efforts to obtain a written opinion of Luse Gorman Pomerenk & Schick, P.C., addressed to the Warrantors and reasonably satisfactory to IBKC’s counsel, dated the date of the Closing, subject to customary representations and assumptions, and substantially to the effect that:

(i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and IBKC and PFSL will each be a party to the reorganization within the meaning of Section 368(b) of the Code,

(ii) no gain or loss will be recognized by IBKC or PFSL as a result of the Merger,

(iii) a stockholder of PFSL who receives IBKC Common Stock in exchange for all of such stockholder’s shares of PFSL Common Stock generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of the IBKC Common Stock received (including any fractional share of IBKC Common Stock deemed to be received and exchanged for cash) and the amount of cash received (including any cash received in lieu of a fractional share of IBKC Common Stock) over (b) the stockholder’s aggregate tax basis in the shares of PFSL Common Stock exchanged in the Merger; and (2) the amount of cash received,

(iv) the aggregate tax basis of the IBKC Common Stock received by a stockholder of PFSL who exchanges all of such stockholder’s PFSL Common Stock in the Merger will equal such stockholder’s aggregate tax basis in the shares of PFSL Common Stock being exchanged, reduced by any amount allocable to a fractioned share interest of IBKC Common Stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any recognized by such stockholder in the Merger, and

(v) the holding period of the shares of IBKC Common Stock received in the Merger will include the period during which the shares of PFSL Common Stock surrendered in exchange therefore were held, provided such shares of PFSL Common Stock were held as capital assets at the Effective Date.

7.4 Press Releases. IBKC and PFSL shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, and except as may be otherwise required by law, neither IBKC nor PFSL shall issue any news release, or other public announcement or communication with respect to this Agreement without first consulting with the other party and using its best efforts to provide the other party with the proposed news release, public announcement or communication prior to its distribution. It is understood that IBKC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement.

7.5 Applications. The Warrantors shall, and shall cause their Subsidiaries to, as soon as practicable, prepare and file applications with the appropriate Regulatory Authorities seeking the approvals necessary to consummate the transactions contemplated by this Agreement. Each Warrantor shall have the right to review and approve in advance all characterizations of the information relating to that party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority. In addition, each Warrantor shall furnish to the other party for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority prior to its filing.

The Warrantors shall provide copies of all such filings to each other within two (2) business days after such filings are made and shall promptly inform each other of all substantive regulatory contacts concerning the transactions contemplated by this Agreement.

7.6 Medical Claims. In the event of any termination or consolidation of any PFSL or FCB health plan prior or subsequent to Closing, PFSL and FCB will use their reasonable best efforts to cause their employees to submit all bills and receipts representing claims for reimbursement of medical expenses incurred prior to the effective date of such termination or consolidation.

7.7 Amended 401(k) Savings and Employee Stock Ownership Plan. The FCB 401(k) Savings and Employee Stock Ownership Plan (“KSOP”) shall be terminated as of, or immediately prior to, the Effective Date. All shares held by the KSOP shall be converted into the right to receive the Merger Consideration, all outstanding KSOP indebtedness shall be repaid as soon as practicable following the Effective Date, and the balance of the shares and any other assets remaining in the loan suspense account shall be allocated and distributed to KSOP participants (subject to the receipt of a favorable determination letter from the Internal Revenue Service), as provided for in the KSOP and unless otherwise required by applicable law. Prior to the Effective Date, FCB, and following the Effective Date, IBERIABANK, shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the KSOP and the proposed allocations as may be requested by the Internal Revenue Service as a condition to its issuance of a favorable determination letter). Prior to the Effective Date, FCB, and following the Effective Date, IBERIABANK, will adopt such amendments to the FCB KSOP as may be reasonably required by the Internal Revenue Service as a condition to granting such favorable determination letter on termination. Following the effective date of the KSOP’s termination, neither FCB, prior to the Effective Date, nor IBERIABANK, following the Effective Date, shall make any distribution from the KSOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section 7.7 and the terms of the KSOP, the terms of the KSOP shall control; provided, however, in the event of any such conflict, FCB, before the Effective Date, and IBERIABANK, after the Effective Date, shall use their best efforts to cause the KSOP to be amended to conform to the requirements of this Section 7.7.

7.8 Consulting and Employment Agreements; Noncompete Agreements. Prior to the date hereof and effective as of the Effective Date, IBKC agrees that: (i) Dwayne Powell will enter into a Consulting Agreement with FCB substantially in the form of Exhibit VI, (ii) Brad Snider will enter into an Employment Agreement with FCB substantially in the form of Exhibit VII, and (iii) Glenda Frangenberg will enter into an Employment Agreement with FCB substantially in the form of Exhibit VIII. In addition, Messers. Powell and Snider and Ms. Frangenberg will each enter into a Limited Agreement Not to Compete substantially in the form of Exhibits IX, X and XI. Each of the existing employment agreements with PFSL and/or FCB listed on Schedule 7.8 shall be terminated as of or immediately prior to the Effective Date, and each employee shall receive any payments that such employee is entitled to receive under such existing employment agreements on the Effective Date; provided, however, that no payments or benefits to officers of PFSL and FCB in connection with the Merger shall constitute an excess parachute payment under Section 280G of the Code.

7.9 Advisory Committee. Subsequent to Closing, IBKC shall cause FCB to establish an Advisory Board. Messrs. Ralph P. Baltz and Bruce Burrow shall constitute the Executive Committee of such Advisory Board and shall each receive a fee of $50,000 per annum for a minimum of two years service in such capacity.

7.10 Bonus Payments. Prior to Closing, PFSL and Dwayne Powell shall identify certain officers and other key employees of PFSL and FCB who shall be eligible to receive bonus payments subsequent to the Effective Date, which bonus payments will not exceed $475,000 in the aggregate. The timing , terms of entitlement and amount of individual bonus awards shall be mutually agreed upon by Mr. Powell and IBKC prior to the Closing. Within thirty (30) days after the Effective Date, Mr. Powell shall receive a bonus of $100,000, and within thirty (30) days after conversion of FCB’s processing system subsequent to the Merger, Mr. Powell shall receive an additional bonus of $100,000.

7.11 Deferred Compensation Plans.

(a) Immediately prior to the Closing, the Supplemental Retirement Income Agreement between FCB and Dwayne Powell shall be terminated by the parties thereto, and no further contributions shall be required thereunder. The termination shall be in accordance with Proposed Treasury Regulation Section 1.409A-3(h)(2)(viii)(B). Mr. Powell shall enter into a release acknowledging that all amounts due and owing under said plan have been paid and releasing PFSL, FCB, IBKC and IBERIABANK from any further obligation with respect to said plan.

(b) Immediately prior to the Closing, the North Arkansas Bancshares, Inc. Directors’ Retirement Plan, assumed by FCB with respect to amounts payable to Brad Snider, shall be terminated by the parties thereto, and any and all amounts owed to Mr. Snider thereunder shall be paid by FCB, in accordance with the requirements of Proposed Treasury Regulation Section 1.409A-3(h)(2)(viii)(B). Mr. Snider shall enter into a release acknowledging that all amounts due and owing under said plan have been paid and releasing PFSL, FCB, IBKC and IBERIABANK from any further obligation with respect to said plan.

(c) Immediately prior to the Closing, all contributions required of FCB under the Director Supplemental Retirement Income Agreement for Ralph P. Baltz upon a change in control shall be made to the Ralph P. Baltz Grantor Trust (“Grantor Trust”) and such Director Supplemental Retirement Income Agreement shall be terminated by the parities thereto. Termination of the plan and payment of the amounts from FCB to the Grantor Trust shall be made in accordance with Proposed Treasury Regulation Section 1.409A-3(h)(2)(viii)(B). Mr. Baltz shall enter into a release acknowledging that all amounts due and owing under said plan have been paid and releasing PFSL, FCB, IBKC and IBERIABANK from any further obligation with respect to said plan.

7.12 Section 16(b) Exemption. IBKC and PFSL agree that, in order to most effectively compensate and retain PFSL Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Date, it is desirable that PFSL Insiders not be subject to a risk of liability under Section 16(b) of the 1934 Act to the fullest extent permitted by applicable law in connection with the conversion of shares of PFSL Common Stock into shares of IBKC Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.12. Assuming that PFSL delivers to IBKC the PFSL Section 16 Information (as defined below) in a timely fashion prior to the Effective Date, the Board of Directors of IBKC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall reasonably promptly thereafter and in any event prior to the Effective Date adopt a resolution providing in substance that the receipt by the PFSL Insiders of IBKC Common Stock in exchange for shares of PFSL Common Stock, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the PFSL Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the 1934 Act to the fullest extent permitted by applicable law. “PFSL Section 16 Information” shall mean information, accurate in all material respects, regarding the PFSL Insiders and the number of shares of PFSL Common Stock held by each such PFSL Insider and expected to be exchanged for IBKC Common Stock in the Merger. “PFSL Insiders” shall mean those officers and directors of PFSL who are subject to the reporting requirements of Section 16(a) of the 1934 Act and who are expected to be subject to Section 16(a) of the 1934 Act with respect to IBKC Common Stock subsequent to the Effective Date.

7.13 Organization of IBAC. IBKC shall cause IBAC to be organized under the laws of Louisiana. The Board of IBAC shall approve this Agreement and the Merger, whereupon IBAC shall become a party to, and be bound by, this Agreement, and IBKC shall adopt and ratify this Agreement in its capacity as the sole stockholder of IBAC.

SECTION VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

The obligation of each Warrantor to consummate the Merger is subject to the satisfaction of each of the following conditions, unless waived by such party pursuant to Section 10.5 of this Agreement:

8.1 Representations and Warranties. The representations and warranties of the other Warrantor set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the time of the Closing with the same effect as though all such representations and warranties had been made on and as of the time of the Closing, in each case subject to the standard set forth in Section 5.21 hereof, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date or (ii) as expressly contemplated or permitted by this Agreement.

8.2 Performance of Agreements and Covenants. Each and all of the agreements and covenants of the other Warrantor to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the time of the Closing shall have been duly performed and complied with by it in all material respects.

8.3 Certificates. Each Warrantor shall have delivered to the other Warrantor a certificate, dated as of the time of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.1 and Section 8.2 of this Agreement with respect to it have been satisfied, all in such reasonable detail as the other Warrantor shall request.

8.4 Stockholder Approval. The stockholders of PFSL shall have approved this Agreement, the Merger Agreement, the Merger and the consummation of the transactions contemplated hereby and thereby, as and to the extent required by law and by the provisions of the governing instruments of PFSL, and PFSL shall have furnished to IBKC certified copies of resolutions duly adopted by its stockholders evidencing the same.

8.5 Consents and Approvals. All material approvals and authorizations of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired. Any approval obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall not contain any non-standard term or condition which in the reasonable judgment of the Board of Directors of IBKC so materially and adversely affects the economic or business assumptions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger. To the extent that any lease, license, loan or financing agreement or other contract or agreement to which Warrantor is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not, following the Merger, have a Material Adverse Effect on such Warrantor.

8.6 Legal Proceedings. No Warrantor shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

8.7 Tax Matters. Each Warrantor shall have received the tax opinion addressed to it referred to in Section 7.3 of this Agreement. No payments or benefits to officers of PFSL and FCB in connection with the Merger shall constitute an excess parachute payment under Section 280G of the Code.

8.8 Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose shall be pending before or threatened by the SEC.

8.9 Simultaneous Transactions. The Warrantors shall have executed all documents and taken all such other action as are necessary to effectuate the Merger other than filing the Merger Agreement as referred to in Section 7.2, and the Warrantors shall have irrevocably authorized their agents to make such filing in its behalf.

8.10 Legal Opinions. Each Warrantor shall have received an opinion from counsel for the other Warrantor, dated as of the Effective Date, in substantially the form of Exhibits XII and XIII. As to matters involving the application of Arkansas law, and to the extent reasonably satisfactory in form and scope to counsel for IBKC, counsel for PFSL may rely on the opinion of other counsel, provided that a copy of such opinion is delivered to IBKC and its counsel.

8.11 NASDAQ Listing. The shares of IBKC common stock to be issued in the Merger shall have been authorized for listing on the NASDAQ Global Market.

8.12 Payment of Merger Consideration. IBKC shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide PFSL with a certificate evidencing such delivery.

8.13 No Material Adverse Effect. Since December 31, 2005, no event has occurred or circumstance arisen that, individually or in the aggregate, has had a Material Adverse Effect on the other Warrantor.

SECTION IX.

TERMINATION

9.1 Termination. Notwithstanding any other provision of this Agreement or the Merger Agreement and notwithstanding the approval of this Agreement and the Merger Agreement by the stockholders of PFSL, this Agreement and the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) By mutual consent of the Boards of Directors of the Warrantors; or

(b) By the Board of Directors of either Warrantor (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other Warrantor of any representation, warranty, covenant or agreement of such other Warrantor contained herein which would result in the failure to satisfy the closing condition set forth in Section 8.1 or 8.2 of this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of a written notice to the breaching Warrantor of such material breach; or

(c) By the Board of Directors of either Warrantor in the event that the Merger shall not have been consummated within nine months after the date of this Agreement; except that if within such period required regulatory approval has not been obtained, and the failure of the closing to have occurred on or before such date was not due to IBKC’s material breach of any representation, warranty, covenant or agreement contained in this Agreement, IBKC may extend such date one or more times but not beyond twelve months after the date of this Agreement; or

(d) By the Board of Directors of either Warrantor in the event any approval of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such Regulatory Authority or if any such action taken by such Regulatory Authority is not appealed within the time limit for appeal; or

(e) By the Board of Directors of IBKC, in the event any such approval of any Regulatory Authority is conditioned upon the satisfaction of any condition or requirement that, in the reasonable opinion of IBKC, would so materially adversely affect its business or the economic benefits of the Merger as to render consummation of the Merger inadvisable or unduly burdensome, and the time period for appeals and request for reconsideration has run; or

(f) By the Board of Directors of either Warrantor, if the stockholders of PFSL fail to approve this Agreement, the Merger Agreement and the Merger, and the consummation of the transactions contemplated hereby and thereby at the Stockholders Meeting; or

(g) By the Board of Directors of either Warrantor (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Warrantor to consummate the Merger cannot be satisfied or fulfilled within twelve (12) months after the date of this Agreement; or

(h) By the Board of Directors of IBKC if the Board of Directors of PFSL shall, or shall have resolved to, withdraw, modify or change its recommendation to PFSL’s stockholders of this Agreement, the Merger Agreement or the Merger, or recommend any Acquisition Transaction other than the Merger; or

(i) By the Board of Directors of either Warrantor if the other Warrantor has experienced, or is reasonably likely to experience, a Material Adverse Effect, which is not remedied or cured within thirty (30) days after notice of intention to terminate is given by the Warrantor invoking this Section 9.1(j), which notice shall specify the nature of the matter or matters constituting such Material Adverse Effect and which are the basis of such intention; provided, however, that the right to terminate that is specified in such notice of intention shall itself terminate unless notice of termination is given by such Warrantor within fifteen (15) days following the end of such remedial or curative period; or

(k) By the Board of Directors of PFSL, pursuant to Section 6.9(d).

9.2 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect and the parties hereto will be relieved of all obligations and liabilities under this Agreement, except that: (i) the provisions of Sections IX and X hereof shall survive any such termination and abandonment; (ii) a termination pursuant to Section 9.1(b) of this Agreement shall not relieve a breaching Warrantor from liability for any breach giving rise to such termination and the provisions of Section 9.2(c) or (d), as applicable; and (iii) each Warrantor shall remain obligated under, and liable for any breach of, any of the provisions of this Agreement that survive its termination.

(b) In the event this Agreement is terminated by IBKC pursuant to Section 9.1(b) hereof because of a willful breach of a representation, warranty, covenant or other agreement by PFSL, or pursuant to Section 9.1(f) hereof if the failure of the stockholders of PFSL to approve this Agreement, the Merger Agreement and the Merger, occurs after the receipt by PFSL of an Acquisition Proposal, or pursuant to Section 9.1(h) hereof, or by PFSL pursuant to Section 9.1(k) hereof, and within twelve (12) months after the date of any such termination PFSL, without IBKC’s prior written consent, accepts an Acquisition Proposal, then PFSL shall pay IBKC $3.7 million (the “Termination Fee”) not later than the fifth Business Day following the date PFSL accepts such Acquisition Proposal. Upon payment of the Termination Fee pursuant to this Section 9.2(b), IBKC will not have any other rights or claims against PFSL or its Subsidiaries, or their respective officers and directors, under this Agreement.

(c) In the event this Agreement is terminated as a result of IBKC’s or IBERIABANK’s failure to satisfy any of their representations, warranties or covenants set forth herein, IBKC shall reimburse PFSL and FCB for their reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $200,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

(d) In the event this Agreement is terminated as a result of PFSL’s or FCB’s failure to satisfy any of their representations, warranties or covenants set forth herein, PFSL shall reimburse IBKC and IBERIABANK for their reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $200,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

9.3 Survival of Representations, Warranties and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Warrantors shall not survive the Effective Date, except for those covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Date; provided, however, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive any Warrantor (or any director, officer or controlling Person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any stockholder or former stockholder of any Warrantor, the aforesaid representations, warranties and covenants being material inducements to consummation by the Warrantors of the transactions contemplated hereby.

SECTION X.

MISCELLANEOUS

10.1 Expenses.

(a) Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay all costs and expenses, incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

(b) Final settlement with respect to payment of fees and expenses by the parties hereto shall be made within thirty (30) days of the termination of this Agreement.

10.2 Brokers and Finders. Except as set forth on Schedule 10.2, PFSL represents and warrants that neither it nor any of its officers, directors, employees, affiliates or Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

10.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including the exhibits hereto, the Merger Agreement and the Confidentiality Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understanding with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement except for (i) the rights of stockholders of PFSL to receive the Merger Consideration following the Effective Date and (ii) the provisions of Section 4.4, which shall inure to the benefit of and be enforceable by the Persons referenced therein.

10.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the boards of directors of such parties; provided, however, that the provisions of this Agreement relating to the manner or basis in which shares of PFSL Common Stock will be exchanged for IBKC Common Stock shall not be amended after the Stockholders Meeting without the requisite approval of the holders of the issued and outstanding shares of PFSL Common Stock entitled to vote thereon. The parties hereto may, without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or the Merger Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby or thereby. PFSL agrees to take such reasonable actions requested by IBKC as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is a Subsidiary of IBKC) the transactions contemplated hereby; provided, however, that such modification shall not change the amount, kind, manner or basis in which shares of PFSL Common Stock will be exchanged for IBKC Common Stock or abrogate the covenants and other agreements contained in this Agreement, result in adverse tax consequences to the stockholders of PFSL, materially delay consummation of the Merger or jeopardize the timely receipt of Regulatory Approvals.

10.5 Waivers. Prior to or at the Effective Date, each party hereto, acting through its Board of Directors or chief executive officer or other authorized officer, shall, as to such party’s rights hereunder, have the right (i) to waive any default in the performance of any term of this Agreement by any other party, (ii) to waive or extend the time for the compliance or fulfillment by any other party of any and all of its obligations under this Agreement, and (iii) to waive any or all of the conditions precedent to the obligations of such party under this Agreement.

10.6 No Assignment. No party hereto may assign any of its rights or obligations under this Agreement to any other Persons, without the express written consent of the other parties and any such purported assignment without such requisite consent shall be null and void.

10.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission or by registered or certified mail, postage pre-paid, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to IBKC and/or IBERIABANK:

IBERIABANK Corporation

200 West Congress Street

Lafayette, LA 70501

Attention: Daryl G. Byrd

         President and Chief Executive Officer

With a copy to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

2600 Virginia Avenue, N.W., Suite 1113

Washington, D.C. 20037

Attention: Edward B. Crosland, Jr., Esq.

If to PFSL:

Pocahontas Bancorp, Inc.

1700 East Highland Drive

Jonesboro, AK 72403

Attention: Dwayne Powell

         President and Chief Executive Officer

With a copy to:

Luse Gorman Pomerenk & Schick, PC

5335 Wisconsin Avenue, NW, Suite 400

Washington, DC 20015

Attention: Robert B. Pomerenk, Esq.

         Eric Luse, Esq.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the conflict of laws principles thereof.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

10.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

In Witness Whereof, each of the parties to this Agreement has caused this Agreement to be executed on its behalf and attested by officers thereunto duly authorized all as of the day and year first above written.

IBERIABANK CORPORATION		POCAHONTAS BANCORP, INC.

By:	/s/ Daryl G. Byrd	By:	/s/ Dwayne Powell
	Daryl G. Byrd		Dwayne Powell
	President and Chief Executive Officer		President and Chief Executive Officer

IBAC has joined as a party to this Agreement on this day of , 2006.

IBERIABANK ACQUISITION
CORPORATION

		By:	/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer